G. Manning Rountree Chief Executive Officer November 29, 2021 Liam P. Caffrey Dear Liam: I am pleased to confirm your offer of employment for the position of Executive Vice President and Chief Financial Officer at White Mountains Insurance Group. You will be located in our Hanover office, and your first day of employment will be March 1, 2022. As we have discussed, the Chief Financial Officer role is a key senior team position. You will report directly to me, the Chief Executive Officer. Your compensation and benefits arrangements will be comprised of the following components: 1. Your annual base salary will be $500,000 (payable biweekly). 2. Your annual bonus target will be $375,000 (or 75% of your base salary). Under our annual bonus plan, an overall pool for the management team is determined based on company results; this pool typically ranges from 0% to 200% of target. Individuals are then allocated a portion of this pool based on individual performance. For 2022, you will be eligible for a full bonus (i.e., your bonus will not be pro-rated for the period of time you are working). 3. You will receive a long-term incentive (“LTIP”) grant of 2,500 White Mountains shares in respect of the 2022-2024 compensation cycle. The grant will be split 50/50 between restricted shares and performance shares. The restricted shares will cliff vest on January 1, 2025. The performance shares will pay out in March 2025. The mechanics of the performance shares, which are subject to a performance-based harvest percentage between 0% and 200%, are described in some detail in our most recent proxy statement. I expect that you will receive future grants annually under the White Mountains LTIP plan (e.g., a grant in March 2023 for the 2023-2025 cycle, a grant in March 2024 for the 2024-2026 cycle) at a level commensurate with your position as a Senior Executive of White Mountains. 4. You will receive a signing bonus of $975,000, delivered in three tranches. The first tranche of $325,000 is payable with the first payroll date in March 2022. The second tranche of $325,000 will be payable with the first payroll date in March 2023, conditioned on continued employment except as provided below. The final tranche of $325,000 will be payable with the first payroll date in March 2024, conditioned on continued employment, except as provided below. Should the Company terminate your employment, other than for Cause, prior to your receipt of the final tranche, you will receive the remaining balance of your $975,000 signing bonus at the time of termination. Exhibit 10.1

Should you voluntarily terminate your employment with the Company (other than for Good Reason) prior to March 15, 2024, you will reimburse the Company for any signing bonus amounts paid prior to such voluntary termination of employment. 5. Under our separation principles, a Senior Executive who departs for reasons other than (i) for Cause or (ii) to join a competitor will be allowed to earn all outstanding LTIP awards in full, subject to (i) agreeing to a non- compete and non-solicit through the LTIP period; (ii) signing a mutual release; and (iii) fulfilling any reasonable post-separation arrangements we may mutually agree (e.g., consulting, transition services). You would not ordinarily meet the definition of a Senior Executive until a certain period of employment had passed. However, in light of the circumstances and our desire to provide reasonable assurances around downside scenarios, we will stipulate that, from your first day of employment, you will be considered a Senior Executive (and eligible for the separation treatment described above) in all cases except for you voluntarily resigning without Good Reason prior to March 15, 2024. Furthermore, should the Company terminate your employment, other than for Cause, prior to March 15, 2024, in addition to your treatment as a Senior Executive, you will receive (i) continuation of health and welfare benefits for one year and (ii) a payment of $875,000. 6. You will be eligible to participate in White Mountains’ contributory health, dental, life insurance and 401(k) plans. 7. In connection with your relocation to New Hampshire, you will receive reimbursement for actual expenses incurred for (i) packing, moving, and storage (if needed) of household goods, and (ii) travel from the Chicago area to Hanover, New Hampshire, up to a maximum reimbursement of $50,000. Your travel expenses may include mileage for driving car(s) or shipment of car(s), as applicable. 8. The definitions of “Cause” and “Good Reason” for this letter shall be the same as the definitions of “Cause” and “Constructive Termination”, respectively, in the White Mountains Long-Term Incentive Plan, as amended and restated May 23, 2019. You may not bring any confidential or proprietary information from any former employer to White Mountains or use to the benefit of or disclose to White Mountains any such information at any time. Before you can begin working at White Mountains, we will need to verify that you are legally eligible to work in the United States. You will receive a listing of acceptable forms of identification per the U.S. Department of Justice Immigration and Naturalization Form I-9 in your new hire packet. Please bring the appropriate identification with you on your first day. Liam, we are very excited about the prospect of you joining our team. I have no doubt that your leadership will make a significant impact on the organization in the years to come. Please sign and email back at your convenience. Sincerely, G. Manning Rountree _________________________________________ Liam P. Caffrey _________________________________________ Date /s/ G. Manning Rountree /s/ Liam P. Caffrey November 29, 2021